Exhibit 5.1

Our ref           DLK/774298-000001/22964232v2

Ucommune International Ltd

Floor 8, Tower D

No.2 Guang Hua Road

Chaoyang District, Beijing

People’s Republic of China, 100026

11 April 2022

Ucommune International Ltd

We have acted as Cayman Islands legal advisers to Ucommune International Ltd (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, to date relating to the offering by the Company of certain Class A ordinary shares of par value US$0.0001 each (the “Shares”), including certain Shares which may be issued upon the exercise of outstanding unit purchase options or warrants (the “UPOs and Warrants”) and certain Shares issuable upon conversion of the debenture (the “Debenture”) (collectively, the “New Shares”).

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.3 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion letter, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 16 June 2020 issued by the Registrar of Companies in the Cayman Islands.

1.2	The amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 17 November 2020 and effective upon the effective date of the merger between the Company and Orisun Acquisition Corp. (the “Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company dated 17 November 2020, 3 March 2021, 7 May 2021 and 5 January 2022 (the “Resolutions”).

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.5	A certificate of good standing dated 4 April 2022, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.4	The Company will receive money or money’s worth in consideration for the issue of the Shares and none of the Shares were or will be issued for less than par value.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 divided into 500,000,000 ordinary shares of par value of US$0.0001 each, comprising (a) 400,000,000 Class A Ordinary Shares of par value of US$0.0001 each and (b) 100,000,000 Class B Ordinary Shares of par value of US$0.0001 each.

3.3	The issue and allotment of the 77,937,707 issued Shares (the “Issued Shares”) and the New Shares have been duly authorised by or on behalf of the Company. The Issued Shares are, and when the New Shares have been allotted, issued and paid for upon the exercise of the UPOs and Warrants in accordance with the terms of the UPOs and Warrants respectively or upon the conversion of the Debenture in accordance with the terms of the Debenture, as contemplated in the Registration Statement, the New Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under the Companies Act (As Revised) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3	In this opinion letter the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Director’s Certificate

Ucommune International Ltd

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

11 April 2022

To: Maples and Calder (Hong Kong) LLP

26th Floor, Central Plaza

18 Harbour Road

Hong Kong

Ucommune International Ltd (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The authorised share capital of the Company is US$50,000 divided into 500,000,000 ordinary shares of par value of US$0.0001 each, comprising (a) 400,000,000 Class A Ordinary Shares of par value of US$0.0001 each and (b) 100,000,000 Class B Ordinary Shares of par value of US$0.0001 each.

4	The shareholders of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the Registration Statement.

5	The directors of the Company at the date of the Resolutions were as follows:

Kwok Mun Cheong

Mei Han

Jing Hong Xu

Jian Zhang

Zhi Mo Zhao

Xianhao Gu

Daqing Mao

6	The directors of the Company at the date of this Certificate are as follows:

Kwok Mun Cheong

Jing Hong Xu

Jian Zhang

Zhi Mo Zhao

Xianhao Gu

Daqing Mao

7	Each director considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions the subject of the Opinion.

8	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

9	The Company is not subject to the requirements of Part XVIIA of the Companies Act (As Revised).

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page follows]

Signature:	/s/ Daqing Mao
Name:	Daqing Mao
Title:	Director